EXHIBIT 99.1

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission Schedule 13D (the "Schedule 13D") to which this Agreement is attached as an exhibit, and agree that such Schedule 13D, as so filed, is filed on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 10, 2018.

GOLDEN PROPERTIES LTD.

By:	/s/ Alexander Lau
Name:	Alexander Lau
Title:	Vice- President

HUGO NEU CORPORATION

By:	/s/ Wendy Joan Kelman-Neu
Name:	Wendy Joan Kelman-Neu
Title:	President

TILLY LLC

By:	/s/ Wendy Joan Kelman-Neu
Name:	Wendy Joan Kelman-Neu
Title:	Sole Member and Manager

WENDY JOAN KELMAN-NEU

/s/ Wendy Joan Kelman-Neu

STEVEN KOHLHAGEN

/s/ Steven Kohlhagen

UPEN BHARWADA

/s/ Upen Bharwada

DONALD R. KENDALL

/s/ Donald R. Kendall

F. DANIEL GABEL

/s/ F. Daniel Gabiel